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                                                            EXHIBIT 1



                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005







                                December 11, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                           Re:   Central and South West Corporation
                                 Form U-1 Application-Declaration

Dear Sirs:

                  We refer to the Form U-1 Application-Declaration (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by Central and South West Corporation (the "Company"), a Delaware corporation and a registered holding company. The Application relates to the Company's request to extend its authority under the 1935 Act to issue, sell and acquire its common stock (the "Stock Transactions") pursuant to its Dividend Reinvestment and Stock Purchase Plan, all as more fully described in the Application. We have acted as special counsel for the Company in connection with the filing of the Application.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of the Company and other appropriate persons and statements contained in the Application.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event the proposed Stock Transactions are



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consummated in accordance with the Application, as it may be amended, and subject to the assumptions and conditions set forth below:

                  1. All state laws applicable to the proposed Stock Transactions as described in the Application will have been complied with.

                  2. The consummation of the proposed Stock Transactions as described in the Application will not violate the legal rights of the lawful holders of any securities issued by the Company or any associate company of the Company.

                  The opinions expressed above in respect of the proposed Stock Transactions as described in the Application are subject to the following assumptions or conditions:

                  a. The Stock Transactions shall have been duly authorized and approved to the extent required by state law by the Board of Directors of the Company.

                  b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Stock Transactions described therein.

                  c. The Stock Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect thereto, and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the closing thereof.

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  We hereby consent to the use of this opinion as an exhibit to the Application.

                                           Very truly yours,


                                           MILBANK, TWEED, HADLEY & McCLOY
JMH/GWG



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